EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of First Look Media, Inc. (formerly known as Overseas Filmgroup, Inc.) of our report dated March 31, 2000 except for Note 6, which is as of April 10, 2000 relating to the financial statements and financial statement schedules, which appears in First Look Media, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


Century City, California

February 8, 2001



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